                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of
                                                     the Commission Only (as
[ ]  Definitive Proxy Statement                      permitted by
[ ]  Definitive Additional Materials                 Rule14a-6(e)(2))
[X]  Soliciting Material Under Rule 14a-12



                          MCNAUGHTON APPAREL GROUP INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

        1) Title of each class of securities to which transaction applies:


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        2) Aggregate number of securities to which transaction applies:


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        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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        4) Proposed maximum aggregate value of transaction:


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        5) Total fee paid:



[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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    1)  Amount Previously Paid:


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    2)  Form, Schedule or Registration Statement No.:


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    3)  Filing party:


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    4)  Date Filed:


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

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.


Contacts:
Jones Apparel Group, Inc.:                McNaughton Apparel Group Inc.:
Wes Card, Chief Financial Officer          Peter Boneparth, Chairman and
                                            Chief Executive Officer

Anita Britt, Senior Vice President,       Amanda Bokman, Chief Financial Officer
      Finance and Investor Relations      (212)947-2960
(215) 785-4000



           JONES APPAREL GROUP, INC. AND McNAUGHTON APPAREL GROUP INC.
                         ENTER INTO A MERGER AGREEMENT

NEW YORK, NEW YORK -- April 16, 2001 -- Jones Apparel Group, Inc. (NYSE:JNY) and
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McNaughton Apparel Group Inc. (NASDAQ:MAGI) today announced that they have entered into an agreement pursuant to which Jones will acquire 100% of the common stock of McNaughton in a merger transaction. McNaughton is a leading designer, marketer and distributor of women's and juniors' moderately-priced separates and collections of career and casual clothing with net sales of $522 million for the trailing twelve months ended February 3, 2001. McNaughton markets its products nationwide to department stores, national chains, mass merchants, and specialty retailers, including J.C. Penney, Kohl's, Federated, May Department Stores and Sears. Brands include Norton McNaughton, Erika, Energie, Jamie Scott and Currants.

The transaction is valued at $21.00 per common share of McNaughton, comprised of $10.50 in cash and approximately $10.50 in stock based on a fixed exchange ratio of .282 Jones shares per McNaughton share and based on Jones' average share price over the 10 trading days prior to the signing of the agreement. At $21.00, McNaughton's common equity is valued at approximately $275 million (net of options costs). Including assumed debt of $297 million as of February 3, 2001, the transaction has a total value of approximately $572 million. McNaughton has approximately 15.8 million shares outstanding, including stock options. The transaction is expected to close in the third calendar quarter of this year, and is subject to customary closing conditions, including approval by the shareholders of McNaughton and clearance under the Hart Scott Rodino Act.

Sidney Kimmel, Chairman of Jones Apparel Group, stated, "This acquisition is a perfect strategic fit for Jones. By merging with the best company in the moderate business, we are able to accelerate our growth strategy to become a leader in this market segment. We are pleased that Peter Boneparth, current Chairman and Chief Executive Officer of McNaughton, will be joining Jones as Chief Executive Officer and President of the
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McNaughton Apparel Division and as a member of our Board of Directors. Peter provides the quality of leadership that we believe will complement our existing Jones management team and drive further expansion in the moderate channel."

Jacki Nemerov, President of Jones Apparel Group, commented, "We estimate the addition of McNaughton will increase our revenue in the moderate channel from 5% of total net sales in 2000 to 10% on a proforma basis. This acquisition provides further diversification to Jones Apparel in terms of distribution channel and customer, strengthening our presence on the moderate floor of department stores such as Federated and May Department Stores, and in national chains such as Kohl's, J.C. Penney and Sears."

Peter Boneparth, Chief Executive Officer of McNaughton Apparel Group, stated, "We are very pleased to be joining forces with Jones Apparel Group. We think this combination is highly attractive for both Jones and McNaughton. By leveraging Jones' competencies in areas such as footwear, accessories and denim, we will be able to enhance the growth of our three sportswear divisions: Norton McNaughton, Miss Erika and Jeri-Jo. We believe that McNaughton can provide established sourcing, production and marketing expertise within the moderate channel to benefit Jones Apparel in their own moderate brands of Joneswear, Evan-Picone and the upcoming launch of Nine & Company planned for fall 2001. McNaughton's shareholders will receive an excellent value for their investment and will have a strong continuing interest in a great company."

Wesley Card, Chief Financial Officer of Jones Apparel Group added, "This merger meets all of our acquisition criteria: strong management, powerful brands, channel diversification, and solid core growth. Under the leadership of Peter Boneparth and his team, McNaughton has delivered double digit sales growth and dramatic improvement in profit margins. This acquisition is a key element for our growth and diversification strategy and will enhance our growth in the moderate channel. We expect this addition to be accretive to Jones' earnings in the first year."

The actual number of shares of Jones stock in addition to $10.50 in cash consideration to be exchanged for each McNaughton common share shall be (i) .282 if the average Jones stock price for the five trading days period ending on the second trading day prior to the closing is greater than or equal to $29.78 and less than or equal to $44.68, (ii) equal to $12.60 divided by the average Jones stock price if the average Jones stock price is greater than $44.68, or (iii) equal to $8.40 divided by the average Jones stock price if the average Jones stock price is less than $29.78

Morgan Stanley acted as financial advisor to Jones, and Merrill Lynch acted as financial advisor to McNaughton. Cravath, Swaine & Moore is legal counsel to Jones, and Torys is legal counsel to McNaughton.

Jones Apparel Group and McNaughton Apparel Group would like to invite investors to listen to a broadcast of the Company's conference call discussing this merger. The call
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will be broadcast live over the Internet on Monday, April 16, 2001 at 3:00 p.m..
(EST) and can be accessed by visiting the investor relations web page at http://www.jny.com.
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Jones Apparel Group, Inc. (www.jny.com) is a leading designer and marketer of
                           -----------
branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino and Napier. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.


                                      * * *

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include: the risk that Jones Apparel's and McNaughton's businesses will not be integrated successfully, failure of McNaughton shareholders to approve the merger, national and regional economic conditions, the overall level of consumer spending, the performance of the products within the prevailing retail environment, retail conditions for women's and juniors' apparel, customer acceptance of new designs, effects of vigorous competition, changes in the costs of raw materials, labor and advertising and the ability to secure and protect trademarks and other intellectual property rights. For a detailed discussion of these and other factors and uncertainties, please see Jones Apparel's and McNaughton's filings with the Securities and Exchange Commission, including the "Statement Regarding Forward Looking Disclosure" in the Jones Apparel Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in
Item 7 of the McNaughton Annual Report on Form 10-K for the fiscal year ended November 4, 2000. Neither Jones Apparel nor McNaughton assumes any obligation to update any forward-looking statements as a result of new information or future events or developments.

Jones Apparel and McNaughton will file a proxy statement/prospectus and other documents regarding the proposed acquisition described in this press release with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about Jones Apparel, McNaughton and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of McNaughton common stock seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Jones Apparel and McNaughton with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement/prospectus and other documents may also be obtained for free by directing a request to:

Jones Apparel Group, Inc.
250 Rittenhouse Circle, Keystone Park
Bristol, PA 19007
Attn: Investor Relations
Tel:  (215) 785-4000

and

McNaughton Apparel Group Inc.
463 Seventh Avenue
New York, NY 10018
Attn: Investor Relations
Tel:  (212) 947-2960